UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2014

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 North Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, the Board of Directors of Ventas, Inc. (the “Company”) appointed Robert F. Probst as Executive Vice President and Chief Financial Officer, effective October 27, 2014 (or such earlier date on or after October 14, 2014 if mutually agreed) (the “Effective Date”).

Mr. Probst will succeed Richard A. Schweinhart, the Company’s current Executive Vice President and Chief Financial Officer and Acting Chief Accounting Officer, who, as previously announced, stated his intention to retire from the Company at the end of 2014.  Mr. Schweinhart will cease to serve in such capacities on the Effective Date, but will be named Senior Advisor to the Chief Executive Officer and Merger Integration Leader through December 31, 2014 to ensure an orderly transition.

Mr. Probst, age 46, served as senior vice president and chief financial officer of Beam Inc., a global spirits distributor, from its inception as an independent, S&P 500 company in October 2011 to its sale to Suntory Holdings Limited in May 2014.  From September 2008 to October 2011, he served as senior vice president and chief financial officer of Beam Global Spirits & Wine, Inc., playing a key role in establishing the former unit of Fortune Brands, Inc. as a standalone publicly traded company.  Prior to that, Mr. Probst was vice president of finance at Baxter International Inc. (“Baxter”), a global diversified healthcare company, from January 2005 to September 2008, where he was responsible for financial services, strategic planning and business development for Baxter’s medication delivery division.

Mr. Probst will receive an annual base salary of $575,000, subject to annual review commencing in 2016.  He will initially be eligible for annual cash incentive compensation at 100% (threshold), 150% (target) and 225% (maximum) of his annual base salary and long-term incentive compensation in the form of equity at 175% (threshold), 250% (target) and 325% (maximum) of his annual base salary.  Any incentive compensation awarded to Mr. Probst for 2014 will be prorated at 25%, and he has been provided some protection with respect to his 2015 target long-term incentive compensation if, prior to the payment of such incentive compensation, his employment is terminated because of his death or disability or, within one year following a change in control, by the Company without cause or by him for good reason.

Upon commencement of employment, Mr. Probst will be granted a one-time restricted stock grant equal in value to $1,000,000 that will vest in full on the third anniversary of the date of grant if he remains employed on such date.  If, prior to the vesting date, (a) his employment is terminated because of his death or disability or, on or within one year following a change in control, by the Company without cause or by him for good reason, the award will fully vest and (b) his employment is terminated by the Company without cause or by him for good reason, other than on or within one year following a change in control, a pro rata portion of the award will vest.

The Company and Mr. Probst have entered into an Employee Protection and Noncompetition Agreement that subjects Mr. Probst to noncompetition, nonsolicitiation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions, upon termination of Mr. Probst’s employment for any reason.  The Employee Protection and Noncompetition Agreement also provides for severance (not to exceed $4 million, as adjusted annually to reflect increases in the Consumer Price Index) if Mr. Probst’s employment is terminated by the Company without cause or by him for good reason (i) equal to his annual base salary plus target annual cash incentive and continuation of benefits for one year (or a benefit stipend) or (ii) if such termination occurs within one year following a change in control equal to two times the sum of his annual base salary plus maximum annual cash incentive, as well as continuation of benefits for two years (or a benefit stipend).

The foregoing description of the employment arrangement with Mr. Probst is qualified in its entirety by the text of the offer letter and Employee Protection and Noncompetition Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

A copy of the press release issued by the Company on September 24, 2014 announcing the appointment of Mr. Probst as Executive Vice President and Chief Financial Officer is filed herewith as Exhibit 99.1 and also incorporated in this Item 5.02 by reference.

Item 9.01.     Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

Not applicable.

(b)  Pro Forma Financial Information.

Not applicable.

(c)  Shell Company Transactions.

Not applicable.

(d)         Exhibits:

Exhibit Number	Description

10.1	Offer letter dated September 16, 2014 from the Company to Robert F. Probst.

10.2	Employee Protection and Noncompetition Agreement between the Company and Robert F. Probst dated September 16, 2014.

99.1	Press Release issued by the Company on September 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: September 29, 2014	By:	/s/ Kristen M. Benson
Kristen M. Benson
Senior Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer letter dated September 16, 2014 from the Company to Robert F. Probst.

10.2	Employee Protection and Noncompetition Agreement between the Company and Robert F. Probst dated September 16, 2014.

99.1	Press Release issued by the Company on September 24, 2014.